UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	June 23, 2014

ThermoEnergy Corporation
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

33-46104-FW	71-0659511
(Commission File Number)	(IRS Employer Identification No.)

10 New Bond Street, Worcester, Massachusetts	01606
(Address of principal executive offices)	(Zip Code)

(508) 854-1628
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03.       Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On June 23, 2014, we entered into a Loan Agreement (the “Loan Agreement”) with the group of lenders identified below (the “Lenders”), all of whom are holders of our Common Stock and our Series B-1 and Series C Convertible Preferred Stock, and who, in the aggregate, made loans to us in the principal amount of $4,000,000 in August 2013 (the “2013 Loans”). Pursuant to the Loan Agreement (which was amended by Agreements of Amendment on July 28, 2014 and August 18, 2014), the Lenders have made further loans to us (the “2014 Loans”) in the aggregate principal amount of $240,000, as set forth below:

Lender	Loan Amount
Robert S. Trump	$120,000
Empire Capital Partners, L.P.	$52,800
Empire Capital Partners, Ltd	$31,200
Empire Capital Partners Enhanced Master Fund, Ltd	$36,000

The proceeds from the Loans may be used for general corporate purposes. Pursuant to the Loan Agreement, as amended, the Lenders may, but are not obligated to, make additional loans to us on or before September 15, 2014 at such times and in such amounts as such Lenders and the Corporation may agree, subject to certain limitations.

As evidence of our obligation to repay the Loans we have issued to the Lenders Promissory Notes due September 15, 2014 (the “Notes”). The Notes bear interest at the rate of 12% per annum; amounts unpaid following the occurrence of an event of default (as set forth in the Notes) or after maturity bear interest at the default rate of 18% per annum. The Notes may be prepaid, in whole or in part, without premium or penalty, provided that all prepayments must be made pro rata among all outstanding Notes in proportion to their then-outstanding principal balances.

In connection with the Loan Agreement, on June 23, 2014, we entered into a Security Agreement (the “Security Agreement”) with the Lenders pursuant to which we granted to the Lenders a first-priority security interest in substantially all of our assets as security for the prompt and complete payment and performance of all of our obligations under the Loan Agreement, the Notes and the Security Agreement. In the Loan Agreement, the Lenders agreed that the 2013 Loans would be subordinated in all respects, including in right of payment, to the 2014 Loans.

The Loan Agreement, the Notes, and the Security Agreement contain other, conventional terms, including representations and warranties regarding our business and assets and our authority to enter into such agreements, and provisions for acceleration of our obligations upon the occurrence of certain specified events of default.

The Loan Agreement (as amended), the form of the Notes, and the Security Agreement are filed herewith as Exhibits 10.1, 10.2, and 10.3, respectively, and the foregoing descriptions of such documents are qualified in their entirety by reference to such Exhibits.

Item 5.02.       Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

On July 22, 2014, Joseph P. Bartlett resigned as a member of our Board of Directors. Mr. Bartlett had been a member of our Board of Directors since May 2012. He previously served as a member of our Board of Directors from October 2009 until December 2009. He has served as one of the four directors elected by the holders of our Series B Convertible Preferred Stock, Series B-1 Convertible Preferred Stock and Series C Convertible Preferred Stock (voting together as a single class). Mr. Bartlett served as a member of the Audit Committee of our Board of Directors and as a member of the Board of Directors of our subsidiary, CASTion Corporation. Mr. Bartlett’s resignation was not due to a disagreement with our Board of Directors or our management on any matter relating to our operations, policies or practices.

On August 11, 2014, our Board of Directors elected Arthur S. Reynolds as Chairman of the Board, to fill the vacancy created by the resignation of our former Chief Executive Officer, James F. Wood. Mr. Reynolds will serve as a non-executive chairman and will not assume any of Mr. Wood’s responsibilities as Chief Executive Officer. Mr. Reynolds has been a member of our Board of Directors since October 2008, serving as one of the three directors elected by the holders of our Common Stock and Series A Convertible Preferred Stock (voting together as a single class). From August 3, 2009 through November 16, 2009, Mr. Reynolds served as our interim Chief Financial Officer, and except during that period, has been Chairman of the Audit Committee of the Board of Directors.  Mr. Reynolds has been designated by the Board of Directors as independent lead director.

Item 9.01       Financial Statements and Exhibits

(c)	Exhibits

Exhibit No.	Description
10.1	Loan Agreement dated as of June 23, 2014 by and among ThermoEnergy Corporation and the Lenders party thereto, as amended.
10.2	Form of Promissory Note issued pursuant to the Loan Agreement dated as of June 23, 2014 by and among ThermoEnergy Corporation and the Lenders party thereto.
10.3	Security Agreement dated as of June 23, 2014 by and among ThermoEnergy Corporation, the Secured Parties party thereto and Empire Capital Partners, LP, one of the Secured Parties, as agent for itself and the other Secured Parties.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 2, 2014

THERMOENERGY CORPORATION
(Registrant)

By:	/s/ Gregory M. Landegger
Name:	Gregory M. Landegger
Title:	Chief Operating Officer and
Interim Chief Financial Officer